Exhibit 4.39

Mezz SPV Funders (the names of which are set out at the end of this letter)

(“Mezz Funders”)

c/o Rand Merchant Bank (a division of FirstRand Bank Limited)

1 Merchant Place

1 Fredman Drive

Sandton

Attention: Head of Resource Finance

     February 2008

Dear Sirs

1.	Introduction

1.1	Gold Fields Limited (“Gold Fields”), Mvelaphanda Holdings (Proprietary) Limited (“Mvela Holdings”), Mvelaphanda Resources Limited (“Mvela Resources”), Mvelaphanda Gold (Proprietary) Limited (“Mvela Gold”), a wholly owned subsidiary of Mvela Resources, and GFI Mining South Africa (Proprietary) Limited (“GFIMSA”), a wholly owned subsidiary of Gold Fields, and others entered into various agreements for, inter alia, the acquisition by Mvela Gold of a 15% interest in GFIMSA (“Gold Fields Transaction”).

1.2	On 13 February 2004, as part of the Gold Fields Transaction, Gold Fields, GFIMSA, Mvela Resources, Mvela Holdings, Mvela Gold, FirstRand Bank Limited (“FNB”) and Micawber 325 (Proprietary) Limited (“Mezz SPV”) entered into a sponsor support, guarantee and retention agreement. That agreement, as subsequently amended, is referred to hereinafter as the “Sponsor Support Agreement”.

1.3	In clause 8.1 of the Sponsor Support Agreement, Mvela Resources furnishes a guarantee (“Mvela Resources Guarantee”) to Mezz SPV in respect of the “Guaranteed Obligations” of Mvela Gold on the terms and conditions, and subject to the limits, specified in clause 8 of the Sponsor Support Agreement. Clause 2.1 of the Sponsor Support Agreement defines the “Guaranteed Obligations” as “any and all sums, moneys and indebtedness (whether now existing or hereafter arising) which are from time to time due, owing and payable by Mvela Gold under or arising from or in connection with clauses 8 (Repayment), 9 (Interest), 13 (Penalty and/or Default Interest) and 21.3 (Illegality) of the Mezz SPV Loan Agreement, together with all claims for damages arising from or in connection with the failure by Mvela Gold to pay such sums, moneys and indebtedness due under clauses 8 (Repayment), 9 (Interest), 13 (Penalty and/or Default Interest) and 21.3 (Illegality) of the Mezz SPV Loan Agreement” (“Guaranteed Obligations”).

1.4	Mvela Resources undertakes in clause 8.3 of the Sponsor Support Agreement that until the Guaranteed Obligations have been discharged in full:

1.4.1	it will obtain the consent of the agent for Mezz SPV (“Mezz SPV Agent”), not to be unreasonably withheld or delayed, for any disposal or encumbrance of any of the:

1.4.1.1	51 738 305 ordinary shares (“Existing Northam Shares”) in the capital of Northam Platinum Limited (“Northam”) held as at 30 September 2003 by Mvelaphanda Debt SPV (Proprietary) Limited (“Mvela Debt”) and Mvelaphanda Equity SPV (Proprietary) Limited (“Mvela Equity”), both indirect wholly owned subsidiaries of Mvela Resources. An ordinary share in the capital of Northam is referred to in this letter as a “Northam Share”; or

1.4.1.2	2 530 263 ordinary shares (“Trans Hex Shares”) in the capital of Trans Hex Group Limited (“Trans Hex”) held by Mvela Resources as at 30 September 2003 and Mvela Resources’ right to take delivery of 16 000 000 Trans Hex Shares on 28 February 2008;

1.4.2	it will ensure that the “Nett Debt” of Mvela Resources and its subsidiaries (other than Northam and Trans Hex) will not exceed R500 000 000.

1.5	In clause 9.1 of the Sponsor Support Agreement, Mvela Holdings furnishes a guarantee to Mezz SPV in respect of the Guaranteed Obligations on the terms and conditions, and subject to the limits, specified in clause 9 of the Sponsor Support Agreement.

1.6	Rand Merchant Bank (a division of FNB) is currently the Mezz SPV Agent.

1.7	Clause headings in this letter are used for convenience only and shall be ignored in its interpretation.

2.	Proposed Transaction

2.1	Mvela Resources wishes to conclude a transaction (“Proposed Transaction”) with, inter alia, Anglo Platinum Limited (“APL”) and Northam in terms of and pursuant to which, inter alia:

2.1.1	Mvela Resources and/or its subsidiaries will purchase approximately 53 102 926 Northam Shares from APL’s subsidiaries, Rustenburg Platinum Mines Limited (“RPM”) and Norbush Properties (Proprietary) Limited;

2.1.2	Mvela Resources and/or its subsidiaries will advance shareholder loans to, and become the holder(s) of the entire issued capital of, Micawber 278 (Proprietary) Limited (“M278”) (which owns APL’s indirect 50% beneficial interest in the Booysendal platinum project). The issued shares in M278 are currently held as to 50% by RPM and, as to the other 50%, by Plimline Investments (Proprietary) Limited, a company controlled by Deneys Reitz Attorneys;

2.1.3	Mvela Resources and/or its subsidiaries will sell all its/their indirect shareholding(s) in M278 to Northam. In consideration, Northam will issue approximately 121 000 000 new Northam Shares to Mvela Resources and/or its subsidiaries. The additional Northam Shares acquired or subscribed for by Mvela Resources and/or its subsidiaries as contemplated in 2.1.1 and this 2.1.3 are hereinafter collectively referred to as the “New Northam Shares”; and

2.1.4	the Existing Northam Shares and the New Northam Shares might be transferred between Mvela Resources and its wholly owned subsidiaries (including, without limitation, Mvela Debt and Mvela Equity), or between its wholly owned subsidiaries (including, without limitation, Mvela Debt and Mvela Equity), for structuring reasons.

2.2	The aggregate amount (“Transaction Consideration”) payable by Mvela Resources and/or its subsidiaries on implementation of the Proposed Transaction is approximately R4 billion.

2.3	Mvela Resources and its subsidiaries will part fund the Transaction Consideration utilising preference share (“Preference Share”) funding (“Proposed Funding Transaction”) of approximately R2,5 billion from Nedbank Limited (“Nedbank”) and/or from a Nedbank subsidiary (“Nedbank Group Member”).

2.4	As security for Mvela Resources’ and its subsidiaries’ obligations under and arising out of the Proposed Funding Transaction, Mvela Resources and/or its subsidiaries will, inter alia, pledge (“Proposed Pledge”) all or some of its/their direct or indirect interest in the Existing Northam Shares and/or the New Northam Shares in favour of a Nedbank Group Member. In breach circumstances, the Nedbank Group Member can, inter alia, require or effect the direct or indirect disposal of those of the Existing Northam Shares and/or the New Northam Shares which are directly or indirectly subject to the Proposed Pledge, and/or force Mvela Resources to purchase the Preference Shares held by the Nedbank Group Member or to subscribe for shares in the subsidiary issuing the Preference Shares, to recover the amounts owing to the Nedbank Group Member under the Proposed Funding Transaction.

2.5	The balance of the Transaction Consideration will be funded from Mvela Resources’ and its subsidiaries’ internal cash resources. As these cash resources are currently held by Mvela Resources, all or some of the cash may be lent to subsidiaries of Mvela Resources who require cash to fund the Proposed Transaction.

3.	Consent

By your signature above your name at the foot of this letter, you hereby consent to (and to the extent required, ratify) the entering into and implementation of the Proposed Transaction and the Proposed Funding Transaction (and anything necessary to give effect to, or ancillary to, the Proposed Transaction and the Proposed Funding Transaction) to the extent that your consent (or ratification, as the case may be) is required for any of the aforementioned (whether under the Sponsor Support Agreement or otherwise).

4.	Conditions Precedent

4.1	All the provisions of this letter (other than the provisions of:

4.1.1	1, 2, this 4, 6 and 7, which shall become effective:

4.1.1.1	once this letter has been signed by all signatories listed at the foot of this letter (“Parties”); and

4.1.1.2	on the date (“Signature Date”) of signature of this letter by the last signing Party; and

4.1.2	3 which shall become effective on the date of the fulfilment of the Condition Precedent stipulated in 4,1.4 even if the Conditions Precedent stipulated in 4.1.3 and 4.1.5 have not then yet been fulfilled), are subject to the fulfilment of the following conditions precedent (“Conditions Precedent”):

4.1.3	all suspensive conditions to which the agreements comprising the Proposed Transaction (other than any relating to the contents of this letter) (“Transaction Suspensive Conditions”) are subject are fulfilled (or, where capable of waiver, waived, as the case may be) within the time periods specified therein; and

4.1.4	by no later than the date by which all of the Transaction Suspensive Conditions (other than any relating to the contents of this letter) are fulfilled (or, where capable of waiver, waived, as the case may be), a guarantee (“Nedbank Guarantee”) by Nedbank for the due and punctual payment and performance by Mvela Resources of its obligations under the Mvela Resources Guarantee, substantially on the terms and conditions stipulated in the draft guarantee attached as annexure A hereto, is signed by Nedbank and Mezz SPV; and

4.1.5	all suspensive conditions (if any) to which the Nedbank Guarantee is subject are fulfilled (or, where capable of waiver, waived, as the case may be) within the time periods contemplated therein.

4.2	If one or more of the Conditions Precedent is/are not timeously fulfilled, then:

4.2.1	the provisions of this letter (other than the provisions of 1, 2, this 4, 6 and 7 which shall continue to be of force and effect) shall be of no force and effect;

4.2.2	the Parties shall be restored in relation to the subject matter of this letter to the positions in which they were immediately prior to the Signature Date; and

4.2.3	no Party shall have any claim against any other as a result of such non-fulfilment save in circumstances where it has deliberately frustrated the fulfilment thereof.

4.3	If the Condition Precedent stipulated in 4.1.4 is fulfilled, but either or both of the Conditions Precedent stipulated in 4.1.3 and 4.1.5 are not thereafter timeously fulfilled, then without derogating from the application of the provisions of 4.2, the provisions of 3 shall cease to be of force and effect on the date on which the earlier to fail of the Conditions Precedent stipulated in 4.1.3 and 4.1.5 fails.

For avoidance of doubt, the signature by Mvela Resources and its subsidiaries and by Mvela Holdings of the agreements comprising the Proposed Transaction and the agreements comprising the Proposed Funding Transaction (and anything necessary to give effect to, or ancillary to, the Proposed Transaction and the Proposed Funding Transaction) shall nonetheless not constitute a breach or contravention of any of the provisions of the Sponsor Support Agreement or of any of the other agreements comprising the Gold Fields Transaction because such agreements will have been signed in accordance with the consent under 3 prior to it ceasing to be of force and effect under this 4.3. In this regard, each Party waives all and any rights or remedies (if any) it may have against Mvela Resources or any of its subsidiaries or against Mvela Holdings (whether under any of the agreements comprising the Gold Fields Transaction or otherwise) arising from or as a result of the signature by Mvela Resources and/or its subsidiaries and/or by Mvela Holdings of the agreements comprising the Proposed Transaction and the agreements comprising the Proposed Funding Transaction (and/or of anything necessary to give effect to, or ancillary to, the Proposed Transaction and the Proposed Funding Transaction) in accordance with the consent under 3 prior to it ceasing to be of force and effect under this 4.3.

5.	Amendments

By your signature above your name at the foot of this letter, you consent to the following amendments to the Sponsor Support Agreement, such amendments to take effect on the date on which the Conditions Precedent have been fulfilled:

5.1	the deletion of the definitions of “Nett Debt”, “Northam Shares” and ‘Trans Hex Shares” in clause 2.1 of the Sponsor Support Agreement;

5.2	the deletion of the words “or MHL” in the definition of “Material Adverse Effect” in clause 2.1 of the Sponsor Support Agreement;

5.3	the deletion of the words “and MHL” in clause 3.4 of the Sponsor Support Agreement;

5.4	the deletion of clause 5.2.8.2 of the Sponsor Support Agreement in its entirety;

5.5	the deletion of clause 8.3 of the Sponsor Support Agreement in its entirety (but without a consequential renumbering of clauses 8.4 and 8.5 of the Sponsor Support Agreement);

5.6	the deletion of clause 8.4.1 of the Sponsor Support Agreement in its entirety (but without a consequential renumbering of clauses 8.4.2 to 8.4.10 (both inclusive) of the Sponsor Support Agreement;

5.7	the deletion of clause 9 of the Sponsor Support Agreement in its entirety (but without a consequential renumbering of clauses 10 to 21 (both inclusive) of the Sponsor Support Agreement);

5.8	the substitution of the words “clause 8.2” for the words “clauses 8.2 and 9.2” in each of clause 12.1.2.2 and clause 12.2.2 of the Sponsor Support Agreement;

5.9	the deletion of “9,” in clause 12.2.1;

5.10	the substitution of the words “clause 15.1.1 to 15.1.6 (both inclusive), and the Sponsor makes the representations and warranties set out in clauses 15.1.7 to 15.1.11 (both inclusive),” for the words “this clause 15.1” in the introductory paragraph of clause 15.1 of the Sponsor Support Agreement;

5.11	the deletion of the words “and MHL” in clause 15.1.11.1 of the Sponsor Support Agreement;

5.12	the substitution of the words “The Sponsor hereby renounces” for the words “The Sponsor and MHL hereby renounce” in clause 17.1 of the Sponsor Support Agreement; and

5.13	the substitution of the words “it declares it understands” for the word “they declares they understand” in clause 17.1 of the Sponsor Support Agreement.

6.	Confidentiality and Public Announcements

6.1	None of the Parties shall disclose this letter, any of its contents or any aspect of this letter to anyone other than to its directors, officers, employees and professional advisors (on a need to know basis) or as may otherwise be required by law or under the listings requirements of the JSE Limited (“JSE”) (or any other exchange on which the securities of such Party are traded) without the prior written consent of the other Parties.

6.2	No Party shall issue any press release or announcement or any other public document or make any public statement in each case relating to or connected with or arising out of this letter (save for any such release, announcement, document or statement which is required to be given, made or published by law or under the listings requirements of the JSE (or any other exchange on which the securities of such Party are traded)) without obtaining the prior approval of the other Parties to the contents thereof and the manner of its presentation and publication.

6.3	In the case of a release, announcement, document or statement which is required to be given, made or published by law or under the listings requirements of the JSE (or any other exchange on which the securities of such Party are traded), the Party to give, make or publish the same shall give to the other Parties as much advance warning thereof as is reasonable in the circumstances together with drafts or a copy thereof as soon as it is at liberty so to do.

7.	General

7.1	This letter constitutes the sole record in relation to the subject matter hereof. The Parties shall not be bound by any express or implied term, representation, warranty, promise or the like not recorded herein.

7.2	No addition to, variation or agreed cancellation of, or cession, assignment and/or delegation of rights and/or obligations under, this letter shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties

7.3	The signature by any Party of a counterpart of this letter shall be as effective as if that Party had signed the same document as all of the other Parties.

7.4	Each Party shall bear and pay its own costs of and in relation to the negotiation, preparation and finalisation of this letter.

Yours sincerely

Mvelaphanda Resources limited

We, Mvelaphanda Holdings (Proprietary) Limited, agree to the provisions of this letter who warrants that he is duly authorised hereto

Date: 2008

We, FirstRand Bank Limited, in our/capacity as agent for Micawber 325 (Proprietary) Limited, agree to the provisions of this letter who-warrants that he is duly/authorised hereto

Date: 27-03 2008

Each of the parties whose signatures appear below agrees to the provisions of this letter:

Mvelaphanda Gold (Proprietary) Limited
who warrants that he is duly authorised hereto
17-03-2008

Gold Fields Limited
who warrants that he is duly authorised hereto

2008

GFI Mining South Africa (Proprietary) Limited
who warrants that he is duly authorised hereto

2008

Gold Fields Holdings Company (BVI) Limited
who warrants that he is duly authorised hereto

2008

Gold Fields Australia Proprietary Limited
who warrants that he is duly authorised hereto
2008

GFL Mining Services Limited
who warrants that he is duly authorised hereto
2008

Newshelf 848 (Proprietary) Limited
who warrants that he is duly authorized hereto
2008

Newshelf 849 (Proprietary) Limited
who warrants that he is duly authorised hereto
2008

Atripalm Resources (Proprietary) Limited
who warrants that he is duly authorised hereto
2008

Micawber 325 (Proprietary) Limited
who warrants that he is duly authorised hereto
2008

Public Investment Corporation Limited
who warrants that he is duly authorised hereto
14-6-2008

International Finance Corporation
who warrants that he is duly authorised hereto
2008

Industrial Development Corporation of South Africa Limited
who warrants that he is duly authorised hereto
2008

JP Morgan Securities South Africa (Proprietary) Limited
who warrants that he is duly authorised hereto
2008

Indwa Investments Limited
who warrants that he is duly authorised hereto
2008

Barclays Bank plc South African Branch
who warrants that he is duly authorised hereto
2008

FirstRand Bank Limited (acting through its Rand Merchant Bank and FNB Corporate Divisions)
who warrants that he is duly authorised hereto
27-03-2008

The Trustees for the time being of the West Street 7 Trust
who warrants that he is duly authorised hereto
2008

Bergg Credit (Pty) Ltd

who warrants that he is duly authorised hereto
2008

Calyon Corporate and Investment Bank, South Africa Branch

who warrants that he is duly authorised hereto
2008

Commerzbank AG, Johannesburg Branch

2008	who warrants that he is duly authorised hereto

Malakani Holdings Limited

2008	who warrants that he is duly authorised hereto

Annexure A

NEDBANK / MICAWBER 325 GUARENTEE

GUARANTEE

By

NEDBANK LIMITED

In favor of

MICAWBER 325 (PROPRIETARY) LIMITED

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless inconsistent with the context,:

1.1.1	“Agreement” means this guarantee agreement, as amended from time to time;

1.1.2	“Business Day” means a day other than a Saturday, Sunday or a day which is officially declared a public holiday in South Africa and on which day banks are open for business in Johannesburg;

1.1.3

“the Effective Date” shall mean the date on which the Relationship Agreement dated 3 March 2008 between Anglo Platinum Limited, Rustenburg Platinum Mines Limited, Norbush Properties (Proprietary) Limited, Micawber 278 (Proprietary) Limited, Afripalm Resources (Proprietary) Limited, Newshelf 848 (Proprietary) Limited, Newshelf 909 (Proprietary) Limited, Mvelaphanda Holdings (Proprietary) Limited, Mvela Resources, Khumama Platinum (Proprietary) Limited, Mvelaphanda Equity (Proprietary) Limited, Mvelaphanda Debt (Proprietary) Limited, Mvelaphanda Platinum (Proprietary) Limited, Northam Platinum Limited and

Plimline Investments (Proprietary) Limited has become unconditional;

1.1.4	“the Guarantee” shall mean the guarantee granted by the Guarantor to Mezz SPV as set out in this Agreement;

1.1.5	“Guarantor” shall mean Nedbank Limited, a public company with share capital incorporated under the laws of South Africa with registration number 1951/000009/06, which is registered as a bank in terms of the Banks Act, 1990;

1.1.6	“Mezz SPV” shall mean Micawber 325 (Proprietary) Limited, a private company with share capital incorporated under the laws of South Africa with registration number 2002/016188/07;

1.1.7	“the Mezz SPV Loan Agreement” shall mean a written agreement entitled “Mezz SPV Loan Agreement” entered into between Mezz SPV, Mvela Gold and Firstrand Bank Limited dated 13 February 2004;

1.1.8	“Mvela Gold” shall mean Mvelaphanda Gold (Proprietary) Limited, a private company with share capital incorporated under the laws of South Africa with registration number 2003/013950/07;

1.1.9	“Mvela Resources” means Mvelaphanda Resources Limited, a public company with share capital incorporated under the laws of South Africa with registration number 1980/001395/06;

1.1.10

“the Mvela Resources Guarantee” shall mean the guarantee given by Mvela Resources to Mezz SPV in respect of the Guaranteed Obligations (as defined in the Sponsor Support Agreement) on the terms and conditions, and subject to the limits, specified in clause 8 of the Sponsor Support Agreement;

1.1.11	“Obligations” shall mean the obligations of Mvela Resources to effect payment of any and all sums, moneys and indebtedness which are from time to time due, owing and payable by Mvela Resources under or arising from the Mvela Resources Guarantee;

1.1.12	“the Parties” shall mean the Guarantor and Mezz SPV;

1.1.13	“the Sponsor Support Agreement” shall mean the “Sponsor Support, Guarantee and Retention Agreement” entered into between Gold Fields Limited, GFI Mining South Africa (Proprietary) Limited, Mvela Resources, Mvelaphanda Holdings (Proprietary) Limited, Mvelaphanda Gold (Proprietary) Limited, Firstrand Bank Limited and Mezz SPV on 13 February 2004, as amended;

1.1.14	“South Africa” means the Republic of South Africa;

1.2	Unless inconsistent with the context or save where the contrary is expressly indicated:

1.2.1	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

1.2.2	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.2.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the preceding Business Day;

1.2.4	in the event that the day for performance of any obligation (other than a payment obligation) to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the subsequent Business Day;

1.2.5	any reference in this Agreement to an enactment is to that enactment as at the signature date and as amended or re-enacted from time to time;

1.2.6	any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as say may have been, or may from time to time be, amended, varied, novated or supplemented;

1.2.7	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

1.2.8	references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

1.2.9	a reference to a Party includes that Party’s successors-in-title and permitted assigns.

1.3	The headings to the clauses and schedules of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause or schedule hereof.

1.4	Unless inconsistent with the context, an expression which denotes:

1.4.1	any one gender includes the other genders;

1.4.2	a natural person includes an artificial person and vice versa; and

1.4.3	the singular includes the plural and vice versa.

1.5	The Schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules. To the extent that there is any conflict between the schedules to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

1.6	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that term has not been defined in this interpretation clause.

1.7	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

1.8	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.9	This Agreement shall be binding on and enforceable by the administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns or liquidators, as the case may be.

1.10	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.11	Where figures are referred to in numerals and in words in this Agreement, if there is any conflict between the two, the words shall prevail.

1.12	The eiusdem generis rule shall not apply and whenever the term “including” is used followed by specific examples, such examples shall be interpreted to be illustrative only.

2	GUARANTEE

2.1	Subject to the remaining terms and conditions of this Agreement, the Guarantor hereby:

2.1.1	irrevocably and unconditionally binds itself in favour of Mezz SPV, as guarantor and co-principal debtor in solidum, for the due and punctual payment by Mvela Resources of the Obligations; and

2.1.2

undertakes to Mezz SPV that if Mvela Resources for any reason fails to make payment timeously or at all of any the Obligations when due, the Guarantor shall, within 3 (three) Business Days of receipt from the Mezz SPV Agent of a written demand to this effect (at 4th Floor, F Block, 135 Rivonia Road, Sandown (marked for attention : Head : Project Management) (facsimile number : 011 295 3902)), pay to Mezz SPV the amount owing to Mezz SPV in respect of the Obligations then due for payment provided that if Mezz SPV has, in connection with such demand, failed to comply with its undertaking in clause 2.9, such period shall be extended to 10 (ten) Business Days.

2.2	This Guarantee is in addition to, and does not prejudice, nor is it prejudiced by, any other security now or hereafter held by Mezz SPV (or its assigns) in relation to the Obligations. This Guarantee is not conditional upon other security or guarantee being held by Mezz SPV or any other person.

2.3

This Guarantee shall apply in respect of the Mvela Resources Guarantee as amended or varied, provided the Mvela Resources Guarantee is amended or varied with the prior written consent of the Guarantor. The Guarantor hereby consents to the amendments to the Sponsor Support Agreement, contemplated in a letter addressed by

Mvela Resources to Mezz SPV and the other parties to the Mezz SPV Loan Agreement, a copy of which is annexed hereto

2.4	If any payment having the effect of reducing or discharging the Guarantor’s liability under this Guarantee is set aside or reversed or refunded for any reason, the Guarantor will remain liable to Mezz SPV in terms of this Guarantee for the discharge of any obligation arising from or revived by the occurrence of any such event, even if it takes place after the termination of the Guarantor’s liability in terms of this Guarantee in other respects.

2.5	Notwithstanding any indication to the contrary, this Guarantee does not constitute a suretyship and shall be construed as a primary undertaking giving rise to a principal obligation by the Guarantor.

2.6	The Guarantor acknowledges that it is fully acquainted with the contents, meaning and import of the Mvela Resources Guarantee.

2.7	Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred upon Mezz SPV in respect of the Guarantor shall be discharged by:

2.7.1	the winding-up, dissolution, administration or reorganisation of Mvela Resources or any change in Mvela Resources’ status or function;

2.7.2	time or other indulgences being granted or agreed to be granted to Mvela Resources by Mezz SPV in respect of the Mvela Resources Guarantee or in respect of any security granted pursuant thereto;

2.7.3	any failure to take in full any security now or hereafter agreed to be taken in relation to the Mezz SPV Loan Agreement;

2.7.4	the Mvela Resources Guarantee being or becoming wholly or partially illegal, invalid, unenforceable or ineffective;

2.7.5	any failure to realise in full the value of, or any release, discharge, exchange or substitution of, any security taken pursuant to the Mezz SPV Loan Agreement.

2.8	Mezz SPV may claim payment under this Guarantee in whole or in part from time to time and more than one claim may be made under this Guarantee.

2.9	Mezz SPV undertakes that it shall deliver to the Guarantor (at 4th Floor, F Block, 135 Rivonia Road, Sandown (marked for attention: Head: Project Management) (facsimile number: (011) 295 3902)), a copy of any written demand delivered by it to Mvela Resources pursuant to the Mvela Resources Guarantee, on the same day that it sends such written demand to Mvela Resources.

2.10	All payments by the Guarantor to Mezz SPV shall be made free of exchange, any other costs, charges or expenses and without any deduction, set-off or counterclaim whatsoever.

3	GENERAL

3.1	This Guarantee constitutes the whole agreement between the Parties concerning the subject matter hereof and there are no warranties, promises, representations or inducements, whatsoever, which have been made by any Party in connection therewith, unless such warranties, promises, representations are contained herein.

3.2	No amendment or consensual cancellation of this Guarantee or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Guarantee and no settlement of any disputes arising under this Guarantee shall be binding unless recorded in a written document signed by the parties.

3.3	No extension of time or waiver or relaxation of any of the provisions in terms of this Guarantee or any agreement, bill of exchange or other document issued or executed pursuant to the terms of this Guarantee (unless in writing), shall operate as an estoppel against any Party in respect of its rights under this Guarantee, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Guarantee.

3.4	To the extent permissible by law, no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

3.5	Any consent or approval by any Party under any provision of this Guarantee must be in writing.

3.6	Each provision in this Guarantee is severable, the one from the other, and if at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court in any jurisdiction, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

3.7	Each Party warrants that it is acting as principal and not as an agent for an undisclosed principal.

4	COSTS

Each of the Parties hereto shall pay its own costs of negotiating, drafting, preparing and implementing this Guarantee and the transactions set out herein.

5	COUNTERPARTS

If any of the Parties or the signatories of any of the Parties signs this Agreement in counterparts, the counterparts, taken together, shall constitute one agreement.

SIGNED on the dates and at the place set forth below.

NEDBANK LIMITED (As Guarantor)

Place:

Date:	Name:

Capacity:

Who warrants her/his authority hereto

Name:

Capacity:

Who warrants her/his authority hereto

MICAWBER 325 (PROPRIETARY)

LIMITED

Place:

Date:	Name:

Capacity:

Who warrants her/his authority hereto

Name:

Capacity:

Who warrants her/his authority hereto